EXHIBIT 99.1

Dave & Buster’s Achieves 9.5% Revenue and 8.8% EPS Growth in First Quarter

Remains on Track to Deliver Double-Digit Unit Growth in 2019

DALLAS, June 11, 2019 (GLOBE NEWSWIRE) -- Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced financial results for its first quarter 2019, which ended on May 5, 2019.

Key highlights from the first quarter 2019 compared to the first quarter 2018 include:

▪	Total revenues increased 9.5% to $363.6 million from $332.2 million
▪	Opened seven new stores compared to six new stores
▪	Comparable store sales decreased 0.3%
▪	Net income of $42.4 million, or $1.13 per diluted share, vs. net income of $42.2 million, or $1.04 per diluted share.
▪	EBITDA increased 3.2% to $88.9 million from $86.1 million
▪	Adjusted EBITDA increased 2.4% to $98.2 million from $95.9 million
▪	Launched Marvel Contest of Champions and Star Trek Dark Remnant, our third proprietary virtual reality title
▪	Repurchased 1.3 million shares for $63.5 million and paid a quarterly cash dividend of $0.15 per share

“We delivered robust revenue and EPS growth and our new store performance remained strong, but comparable store sales were below expectations largely due to the Easter shift, which proved unfavorable this year. We are fully committed to executing on our four strategic priorities to strengthen the brand and remain focused on creating significant shareholder value over the long term,” said Brian Jenkins, Chief Executive Officer.

“Dave & Buster’s is a clear leader in its category with an excellent track record and a long runway for growth. I’m delighted to be joining this powerful brand and look forward to working with the team to drive future success,” said Scott Bowman, Chief Financial Officer.

Review of First Quarter 2019 Operating Results Compared to First Quarter 2018

Total revenues increased 9.5% to $363.6 million from $332.2 million in the first quarter 2018. This growth was driven by an 11.9% increase in Amusements and Other revenue and a 6.1% increase in Food and Beverage revenue. The mix of Amusement and Other as a percentage of total revenue increased 130 basis points to 59.2% in the first quarter of 2019 from 57.9% in last year’s first quarter.

Comparable store sales decreased 0.3% in the first quarter 2019, compared to a decrease of 4.9% in the comparable period last year. Our comparable store sales decrease was driven by a 0.6% decline in walk-in sales, though special events sales were up 3.0%. Comparable store sales increased 1.8% in Amusements & Other but decreased 3.3% in Food & Beverage. Non-comparable store revenues increased $32.6 million, or 76.8%, in the first quarter 2019 to $75.0 million.

Operating income decreased 1.5% to $57.7 million in the first quarter of 2019 from $58.6 million in the first quarter of 2018. As a percentage of total revenues, operating income decreased 170 basis points to 15.9% from 17.6%.

Net income was $42.4 million, or $1.13 per diluted share (37.6 million diluted share base) in the first quarter of 2019 compared to $42.2 million, or $1.04 per diluted share (40.6 million diluted share base) in the first quarter of 2018.

EBITDA increased 3.2% to $88.9 million in the first quarter of 2019 from $86.1 million in the first quarter of 2018. As a percentage of total revenues, EBITDA decreased 150 basis points to 24.4% from 25.9%.

Adjusted EBITDA increased 2.4% to $98.2 million in the first quarter of 2019 from $95.9 million in the first quarter of 2018. As a percentage of total revenues, Adjusted EBITDA decreased 190 basis points to 27.0% from 28.9%.

Store operating income before depreciation and amortization increased 3.6% to $112.7 million in the first quarter 2019 from $108.8 million in last year's first quarter. As a percentage of total revenues, store operating income before depreciation and amortization decreased 180 basis points to 31.0% from 32.8%.

Development

In fiscal 2019, we remain on track to open 15 to 16 new locations, representing unit growth of approximately 12% (net of Gwinnett (Duluth), Georgia closing), consistent with our target of 10% or more annual unit growth. At the top end of the range, these store openings will include 11 large and 5 small format locations and will skew towards new markets for our brand.

During the first quarter of 2019, we opened seven new stores in Louisville, Kentucky; North Hills (Pittsburgh), Pennsylvania; Thousand Oaks, California; Daytona Beach, Florida; Fairfax, Virginia; Ft. Myers, Florida; and Sevierville, Tennessee. During the second quarter, we have already opened a store in Winston-Salem, North Carolina and we plan to open two more stores in the quarter in Gaithersburg, Maryland (northwest of Washington, D.C.) and Natick, Massachusetts (west of Boston). As of June 4, 2019, there were 8 stores under construction.

Capital Allocation Initiatives

During the first quarter of 2019, we repurchased approximately 1.3 million shares for $63.5 million. As of the end of the quarter, the inception-to-date total was 7.6 million shares for $393.3 million and we had $206.7 million remaining under our share repurchase authorization. During the first quarter of 2019, we paid a quarterly cash dividend of $0.15 per share.

Adoption of New Accounting Guidance

The Company adopted Accounting Standards Codification 842, Leases (Topic 842) (“ASC 842”) during the first quarter of 2019. ASC 842 requires a lessee to recognize assets and liabilities on the balance sheet for leases with lease terms greater than 12 months. The adoption of ASC 842 resulted in the recognition of operating lease right-of-use assets and lease liabilities on the Company’s consolidated balance sheet. The effect of the adoption of ASC 842 on the Company’s net income and cash flows was immaterial.

Financial Outlook

We are revising guidance on key metrics for fiscal 2019, which ends on February 2, 2020:

▪	Total revenues of $1.365 billion to $1.390 billion (vs. $1.370 billion to $1.400 billion)
▪	Comparable store sales of -1.5.% to +0.5% (vs. Flat to +1.5%)
▪	15 to 16 new stores (unchanged)
▪	Net income of $103 million to $113 million (vs. $105 million to $117 million)
▪	Effective tax rate of 22.0% to 22.5% (unchanged) and diluted share count of approximately 36.5 million shares (vs. approximately 37 million shares)
▪	EBITDA of $283 million to $295 million (vs. $285 million to $300 million)
▪	Total capital additions (net of tenant improvement allowances and other landlord payments) of $190 million to $200 million (unchanged)

Conference Call Today

Management will hold a conference call to discuss these results today at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The conference call can be accessed over the phone by dialing (323) 794-2094 or toll-free (800) 263-0877. A replay will be available after the call for one year beginning at 7:00 p.m. Central Time (8:00 p.m. Eastern Time) and can be accessed by dialing (412) 317-6671 or toll-free (844) 512-2921; the passcode is 5418453.

Additionally, a live and archived webcast of the conference call will be available at www.daveandbusters.com under the Investor Relations section.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 128 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 39 states, Puerto Rico, and Canada.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the Company's business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God.  Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements.  Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, Store operating income before depreciation and amortization, and store operating income before depreciation and amortization margin (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of our operating performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the measures used by other companies.

DAVE & BUSTER'S ENTERTAINMENT, INC.

Condensed Consolidated Balance Sheets

(in thousands)

ASSETS	May 5, 2019	February 3, 2019
	(unaudited)	(audited)
Current assets:

Cash and cash equivalents	$20,353	$21,585
Other current assets	52,620	69,508

Total current assets	72,973	91,093

Property and equipment, net	834,522	805,337

Operating lease right of use assets	879,647	-

Intangible and other assets, net	377,749	376,757

Total assets	$2,164,891	$1,273,187

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$259,070	$244,390

Operating lease liabilities	1,074,140	-

Other long-term liabilities	43,782	262,491

Long-term debt, net	427,774	378,469

Stockholders' equity	360,125	387,837

Total liabilities and stockholders' equity	$2,164,891	$1,273,187

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	13 Weeks Ended		13 Weeks Ended
	May 5, 2019		May 6, 2018

Food and beverage revenues	$148,221	40.8%	$139,755	42.1%
Amusement and other revenues	215,361	59.2%	192,435	57.9%
Total revenues	363,582	100.0%	332,190	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	38,754	26.1%	36,020	25.8%
Cost of amusement and other (as a percentage of amusement and other revenues)	22,971	10.7%	21,119	11.0%
Total cost of products	61,725	17.0%	57,139	17.2%
Operating payroll and benefits	82,873	22.8%	72,894	21.9%
Other store operating expenses	106,245	29.2%	93,340	28.2%
General and administrative expenses	16,846	4.6%	15,654	4.7%
Depreciation and amortization expense	31,141	8.6%	27,506	8.3%
Pre-opening costs	7,002	1.9%	7,053	2.1%
Total operating costs	305,832	84.1%	273,586	82.4%

Operating income	57,750	15.9%	58,604	17.6%

Interest expense, net	4,056	1.1%	2,857	0.8%

Income before provision for income taxes	53,694	14.8%	55,747	16.8%
Provision for income taxes	11,251	3.1%	13,597	4.1%
Net income	$42,443	11.7%	$42,150	12.7%

Net income per share:
Basic	$1.15		$1.06
Diluted	$1.13		$1.04
Weighted average shares used in per share calculations:
Basic shares	36,827,665		39,695,421
Diluted shares	37,591,944		40,612,388

Other information:
Company-owned and operated stores open at end of period	127		112

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	May 5, 2019		May 6, 2018

Net income	$42,443	11.7%	$42,150	12.7%
Add back: Interest expense, net	4,056		2,857
Provision for income taxes	11,251		13,597
Depreciation and amortization expense	31,141		27,506
EBITDA	88,891	24.4%	86,110	25.9%

Add back: Loss on asset disposal	420		262
Share-based compensation	1,825		2,388
Pre-opening costs	7,002		7,053
Other costs	46		95
Adjusted EBITDA	$98,184	27.0%	$95,908	28.9%

The following table sets forth a reconciliation of operating income to store operating income before depreciation and amortization for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	May 5, 2019		May 6, 2018

Operating income	$57,750	15.9%	$58,604	17.6%
Add back: General and administrative expenses	16,846		15,654
Depreciation and amortization expense	31,141		27,506
Pre-opening costs	7,002		7,053
Store operating income before depreciation and amortization	$112,739	31.0%	$108,817	32.8%

For Investor Relations Inquiries:

Arvind Bhatia, CFA

Dave & Buster’s Entertainment, Inc.

214.904.2202

Arvind.bhatia@daveandbusters.com